Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Nitrogen Announces Private Offering of Second Lien Senior Secured Notes

LOS ANGELES, CA (April 3, 2013) – Rentech Nitrogen Partners, L.P. (the “Partnership”) (NYSE: RNF), which manufactures and sells nitrogen fertilizer products including ammonia, urea ammonium nitrate solution (UAN) and ammonium sulfate, today announced that it intends to commence a private offering, subject to market and other conditions, of $320 million principal amount of second lien senior secured notes due 2021. The Partnership intends to use the net proceeds from the proposed offering to repay in full and terminate its 2012 credit agreement and interest rate swaps, to pay for expenditures related to its expansion projects and for general partnership purposes.

The notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The notes will be offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward Looking Statements

This press release contains forward-looking statements relating to the proposed private offering that are based on management’s current expectations. Actual results may differ materially as a result of various risks and uncertainties. The forward-looking statements in this press release are made as of the date of this press release and Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech Nitrogen Partners, L.P.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee Cafarella

Vice President of Investor Relations and Communications

310-571-9800

ir@rnp.net